UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.     )

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CVS CAREMARK CORPORATION

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CVS CAREMARK CORPORATION

One CVS Drive

Woonsocket, RI 02895

SUPPLEMENT TO PROXY STATEMENT FOR THE

2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 8, 2014

Dear Fellow Stockholders:

We are writing to you in our capacity as the Management Planning & Development Committee of the Board of Directors of CVS Caremark Corporation (“CVS Caremark” or the “Company”), to request your support of the proposals put forward in our 2014 Proxy Statement. In particular, we would like to urge your support FOR item 3 – the non-binding vote on executive compensation of our named executive officers.

As noted in the Compensation Discussion and Analysis (“CD&A”) section of our 2014 Proxy Statement, 2013 was a very strong performance year for the Company, and one that set the stage for continued strong performance in the future. At CVS Caremark, our executive compensation philosophy and practice reflects our strong commitment to paying for performance – both short- and long-term. In addition, we stated that CVS Caremark generally does not provide perquisites or other personal benefits to its executive officers. We believe that the Company’s multi-faceted executive compensation plans, with their integrated focus on short- and long-term metrics, provide an effective framework by which progress against CVS Caremark’s strategic goals may be appropriately measured and rewarded.

Against this backdrop, the proxy advisory firm Institutional Shareholder Services (“ISS”) recently issued its proxy report in which it recommended a vote “against” the Company’s say-on-pay proposal. The ISS report indicates that its recommendation was due to the fact that CVS Caremark provided tax make-whole payments on life insurance policy premiums that the Company paid to replace its former death benefit only (“DBO”) plan benefit. ISS’ recommendation is surprising, particularly in light of CVS Caremark’s strong pay-for-performance alignment. CVS Caremark believes that ISS’s recommendation is ill-advised and short-sighted, and that our stockholders should be fully informed of the facts regarding the DBO benefit and the replacement policies, as well as our general policy against tax gross-ups. In light of this additional information, we believe that you will agree with our conclusion that this was a one-time make-whole payment that was paid to change our compensation practices in order to reduce perquisite levels. This will result in significant savings in annual life insurance expenses for the Company, as well as a reduction in liabilities on the Company’s balance sheet. This change is favorable to our stockholders, not detrimental. CVS Caremark remains 100% compliant with our existing policy against tax gross-ups, except those paid pursuant to broad-based plans that treat all employees similarly.

CVS Caremark’s Anti-Gross-up Policy

As disclosed in our 2014 Proxy Statement, CVS Caremark adopted a broad policy against tax gross-ups several years ago. It is notable that when the policy was first adopted, there was an exception for gross-ups payable pursuant to pre-existing agreements. However, in 2012 our executives amended their existing employment and change in control agreements to eliminate any tax gross-ups potentially payable in connection with a change in control. This was done voluntarily, and without any additional compensation. Therefore, the only current exception to our anti-gross-up policy is for payments under plans applicable to a large group of employees.

The Broad-Based DBO Benefit

The DBO was a broad-based legacy benefit that was originally provided to several hundred employees at various levels of the Company. The broad-based nature of the benefit was disclosed in our proxy statement, but some additional details are worth noting. The benefit has been closed to new participants since 2002 and the number of active employees in the DBO has dwindled through natural attrition. By 2013, the active employees in the DBO included 109 employees at varying levels in the organization, including 46 who then held titles of Vice President or above, but also 63 non-officers. The non-officer participants included various types of managers and pharmacists, who had worked for the Company for an average of 21 years.

Replacement of the DBO Benefit

Over the years, and even as the number of employees eligible for this benefit decreased, the DBO was expensive to maintain and represented a significant liability on the Company’s balance sheet. After a review of the Company’s Total Rewards benefit portfolio, in 2013 the Company decided to eliminate the DBO for all remaining actively employed participants and replace it with a guaranteed-issued life insurance policy that reduces the benefit payable to active employees upon death. This change created greater consistency and equity among our benefit plans, and also significantly reduced the Company’s annual life insurance expense.

The former DBO by its terms provided that CVS Caremark’s continued maintenance of the plan was voluntary, and that CVS Caremark could modify or terminate the plan without notice. Rather than simply eliminating a benefit that had been part of our employees’ financial plan for a number of years, we decided to provide our long-time colleagues with a similar replacement benefit (i.e., life insurance) that was roughly equivalent. The death benefit provided to all active employees under the plan was actually reduced to two times salary under the new life insurance policies, compared to up to four times salary under the DBO. Notably, the former DBO also included an income tax gross-up as part of its terms, payable upon payment of the benefit. Therefore, the Company provided a one-time tax make-whole payment in connection with the new life insurance premiums, resulting in an equivalent benefit to all colleagues.

Summary

As a result of the broad-based benefit change from DBO policies to guaranteed life insurance, the Company will save a substantial amount in annual expenses and will eliminate a significant liability from its balance sheet. In fact, the amount in annual expense saved by the Company exceeds the $1.8 million in one-time gross-ups paid to our named executive officers, which was cited by ISS as the reason for its negative recommendation. The elimination of the DBO and related make-whole payments were a positive for both the Company and our stockholders, they were not an excessive executive perquisite, and the Company remains completely in compliance with its policy against tax gross-ups.

With this additional information, along with the information in our 2014 Proxy Statement and other public disclosures, we ask that you vote FOR our proposal to approve our executive compensation, as recommended by the Board in our 2014 Proxy Statement.

Thank you for your consideration. If you have any questions or would like to share any concerns with us, please contact our Corporate Secretary, Colleen McIntosh at (401) 770-5177 or colleen.mcintosh@cvscaremark.com.

THE MANAGEMENT PLANNING AND DEVELOPMENT COMMITTEE

C. David Brown II, Chair

David W. Dorman

William C. Weldon

Tony L. White